Exhibit b(v) under From N-1A
                                           Exhibit 3(ii) under Item 601/Reg. S-K


                  Federated Government Income Securities, Inc.

                                  Amendment #4
                                 to the By-Laws

                          (effective February 27, 1998)


Delete Section 7 Proxies of Article I, Meetings of Shareholders, and replace with the following:


         Section 7. PROXIES. Any Shareholder entitled to vote at any meeting of Shareholders may vote either in person or by proxy, but no proxy which is dated more than eleven months before the meeting named therein shall be accepted unless otherwise provided in the proxy. Every proxy shall be in writing and signed by the Shareholder or his duly authorized agent or be in such other form as may be permitted by the Maryland General Corporation Law, including electronic transmissions from the shareholder or his authorized agent. Authorization may be given orally, in writing, by telephone, or by other means of communication. A copy, facsimile transmission or other reproduction of the writing or transmission may be substituted for the original writing or transmission for any purpose for which the original transmission could be used. Every proxy shall be dated, but need not be sealed, witnessed or acknowledged. Where Shares are held of record by more than one person, any co-owner or co-fiduciary may appoint a proxy holder, unless the Secretary of the Corporation is notified in writing by any co-owner or co-fiduciary that the joinder of more than one is to be required. All proxies shall be filed with and verified by the Secretary or an Assistant Secretary of the Corporation, or the person acting as Secretary of the Meeting. Unless otherwise specifically limited by their term, all proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting.